Exhibit 10.1
S1 Corporation
2011 Management Incentive Plan
The S1 Corporation 2011 Management Incentive Plan (the “Plan”) is designed as an incentive to participants to perform at their most effective level, as a reward for strong performance, and as a way of sharing in the success of S1 Corporation (the “Company”).
Eligibility for Participation
Designated employees are eligible for inclusion in the Plan for the 2011 calendar year. Participation in the Plan is at the discretion of the Company. Employees considered for participation include management level employees and individual contributors in functions that meet established criteria as defined by the Company. Eligibility and participation is not automatic and will be reviewed annually. Participation for new hires designated as eligible to participate in the Plan will be pro-rated based on full months of employment during the plan year.
Operation of the Plan
For each participant, a target cash incentive amount will be specified for purposes of participation in the Plan. Payments under the Plan will be based on the achievement of specified financial metrics and other non-financial performance metrics as approved by the Compensation Committee of the Board of Directors (the “Compensation Committee”) of the Company.
Participants in the Plan will be provided with a copy of their incentive plan worksheet (the “Worksheet”) and the terms and conditions of the Plan. Each participant must sign and return their Worksheet to the Human Resources Department along with an acknowledgement that they have reviewed and understood the terms and conditions of the Plan and their Worksheet.

Performance against financial and non-financial performance metrics will be assessed at the end of each quarter once the Company’s financial results have been prepared and approved. Based on the achievement of these metrics, incentive payments will be made on a quarterly basis as set forth below. Payments for the second through fourth quarters are net of any payments in prior quarters. As an example, if a participant has an on-target incentive opportunity of $10,000 and all financial and non-financial performance metrics are 100% on-target throughout the year, incentive payments would be as follows:

	Q1	Q2	Q3	Q4	Total
% of Annual On-Target Incentive	25%	25%	25%	25%	100%
$ Amount of Quarterly Incentive	$2,500	$2,500	$2,500	$2,500	$10,000

Cumulative % of Annual On-Target Incentive	25%	50%	75%	100%
Cumulative $ of Annual On-Target Incentive	$2,500	$5,000	$7,500	$10,000
Any payment, in whole or in part, shall be made through the Company’s normal payroll processes and will be net of any appropriate income tax, social security contributions or other relevant deductions. Payments will be made to each participant provided that the participant remains an active employee in good standing at the time of payout. The Plan is intended to be exempt from section 409A of the Internal Revenue Code of 1986, as amended.
Financial and Non-Financial Performance Metrics
Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization excluding stock based compensation expense) and Revenue will be the key metrics used to determine the incentive pool and the actual incentive available to be paid (67% of the target cash incentive amount will be based on Adjusted EBITDA and 33% will be based on Revenue). Non-financial performance metrics may also be established for individual participants in the Plan, and the achievement of such non-financial performance metrics will also be a factor in determining the amount of incentive to be paid. The Compensation Committee will have the discretion to reduce any employee’s incentive payout based on its subjective assessment of the employee’s achievement of such non-financial performance metrics and the employee’s individual performance throughout the year. Additionally, subject to the approval of the Compensation Committee, metrics may be adjusted to reflect the occurrence of business events that could impact the numbers either positively or negatively.

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Overachievement
Overachievement incentive opportunity is based on exceeding Adjusted EBITDA and/or Revenue targets. Overachievement incentive is capped at 100% of the annual on-target incentive amount and will be assessed following the close of operating year once the Company’s final annual results have been prepared and approved
Clawback of Amounts
In the event that any amount paid to a participant under this Plan is shown to be directly attributable to errors in the financial statements of the Company, the computation of Adjusted EBITDA and/or Revenue under this Plan, or the determinations related to the achievement of any non-financial performance metrics (all as determined in the sole discretion of the Compensation Committee) and such amount has been paid to the participant in the prior two (2) years, such amounts shall be subject to repayment by the participant at the request of the Company within forty-five (45) days of such request. If an overpayment occurs under this Plan that is not returned to the Company, the Company shall have the discretion to consider the overpayment in awarding future incentive compensation under this Plan or otherwise.
No Contract
Participation in the Plan does not create or infer a contract of employment.
Validity
The Plan is valid only for the calendar year January 1, 2011 — December 31, 2011.

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